UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2006 (March 29, 2006)

BioDelivery Sciences International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28931	35-2089858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2501 Aerial Center Parkway, Suite 205 Morrisville, North Carolina	07103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 653-5160

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2006, BioDelivery Sciences International, Inc. (the “Company”) amended its September 2004 $4.0 million Series B Preferred Stock Equity Line of Credit with Hopkins Capital Group II, LLC (“HCG”) to extend such equity line through December 31, 2006. The equity line of credit was to expire April 1, 2006. As of March 31, 2006, $1.45 million had been drawn by the company under this facility. No other terms or conditions of the equity line were amended. Under the equity line as amended, the Company will maintain the right, in its discretion through December 31, 2006, to draw up to the $2.55 million remaining on the line in consideration of shares of the Company’s Series B Convertible Preferred Stock, which shares are convertible in shares of Company common stock at $4.25 per share. The shares of Series B Convertible Preferred Stock carry a preferred 4.5% annual dividend rate. A copy of the amendment document has been filed as an exhibit to the Company’s Annual Report on Form 10-KSB (the “10-KSB”), filed March 31, 2006.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Effective April 3, 2006, the Company filed its 10-KSB and issued a press release which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Such press release announced that, among other things, in the 10-KSB, the Company restated certain aspects of its unaudited financial statements for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Therefore, the previously released financial statements for such periods as filed with the Securities and Exchange Commission should not be relied upon.

These quarterly financial statements were restated solely as a result of revised accounting treatment related to the Company’s issuance of financial instruments in February and May 2005 to Laurus Master Fund, Ltd. (“Laurus”) and to properly record the gain or loss resulting from the fair value adjustment of such financial instruments. A description of the principal adjustments resulting from the restatement is set forth in Footnote 14 to the financial statements included with the 10-KSB (“Footnote 14”).

The Company’s determination to make such restatements was made by the Board of Directors of the Company, as well as its Audit Committee, on March 29, 2006, and was discussed with the Company’s independent registered public accounting firm.

In February 2005, the Company issued a $2.5 million convertible note and a warrant to purchase 350,000 shares of Company common stock to Laurus as part of a financing transaction. In May 2005, the Company issued another $2.5 million convertible note and a warrant to purchase 483,871 shares of Company common stock to Laurus as part of a second financing transaction. Using the guidance in EITF 00-27, Application of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” the Company had previously accounted for the freestanding warrants and embedded beneficial conversion option associated with the convertible notes as equity.

As a result of the Company’s determination, the value of the warrants are now reflected as a financial instrument in the current liabilities section of the Company’s balance sheet as a result of the application of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The Company is also required to revalue the liability at each reporting period to reflect the current fair value of the financial instruments. The gain or loss associated with this revaluation is recorded as a component of income (loss) from continuing operations. The accounting changes had no cash flow impact to the Company.

This change requires restatement of the Company’s unaudited quarterly financial information for the periods ending March 31, 2005, June 30, 2005 and September 30, 2005. Such restatement is being filed as Footnote 14 to the audited financial statements appearing in the 10-KSB. The 10-KSB is being filed concurrently with this Current Report.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release, dated April 3, 2006

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 3, 2006	BIODELIVERY SCIENCES INTERNATIONAL, INC.

	By:	/s/ James A. McNulty
	Name:	James A. McNulty
	Title:	Secretary, Treasurer and CFO